Exhibit 23.9

Consent of Independent Valuation Specialist

To The Board of Directors
China Biologic Products, Inc.

Independent Valuation Report of Fang Cheng Plasma Collection Station

We consent to the disclosure of our name in the Report of China Biologic Products, Inc. on Form SB-2 regarding our report dated December 15, 2006 on the valuation of the above plasma station.

/s/ Guang Xi He Xin Real Estate Appraisal Co., Ltd

Guang Xi He Xin Real Estate Appraisal Co., Ltd

October 15, 2007